                          ML PRINCIPAL PROTECTION L.P.
                          (A DELAWARE LIMITED PARTNERSHIP)


                          Consolidated Financial Statements for the years ended December 31, 2001, 2000 and 1999 and
                          Independent Auditors' Report












[MERRILL LYNCH LOGO]

ML PRINCIPAL PROTECTION L.P.
(A Delaware Limited Partnership)
  ------------------------------


TABLE OF CONTENTS

                                                                                                                  PAGE
INDEPENDENT AUDITORS' REPORT                                                                                         1

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Statements of Financial Condition as of December 31, 2001 and 2000                                    2

  Consolidated Statements of Operations for the years ended December 31, 2001, 2000 and 1999                         3

  Consolidated Statements of Changes in Partners' Capital for the years ended December 31, 2001,
      2000 and 1999                                                                                                  4

  Financial Data Highlights for the year ended December 31, 2001                                                      5

  Notes to Consolidated Financial Statements                                                                       6-15

INDEPENDENT AUDITORS' REPORT


To the Partners of
  ML Principal Protection L.P.:

We have audited the accompanying consolidated statements of financial condition of ML Principal Protection L.P. (the "Partnership") as of December 31, 2001 and 2000 and the related consolidated statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 2001 and the financial data highlights for the year ended December 31, 2001. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Principal Protection L.P. as of December 31, 2001 and 2000, and the results of their operations and changes in their partners' capital and the financial data highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP


New York, New York
February 5, 2002

ML PRINCIPAL PROTECTION L.P.
 (A Delaware Limited Partnership)
  ------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                        2001         2000
                                                                   ------------- --------------
ASSETS

Equity in commodity futures trading accounts:
    Cash and options premiums                                       $ 3,978,866   $  2,947,014
Investment in MM LLC (Note 9)                                        17,346,923     19,921,935
Commercial Paper (Note 1) (Cost: $4,310,371)                                  -      4,310,371
Receivable from Investment in MM LLC (Note 9)                           158,259        780,962
Accrued interest receivable (Note 3)                                      5,933         52,986
                                                                   ------------- --------------

                TOTAL                                               $21,489,981   $ 28,013,268
                                                                   ============= ==============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Redemptions payable (Note 1)                                     $   184,701   $    438,622
                                                                   ------------- --------------

            Total liabilities                                           184,701        438,622
                                                                   ------------- --------------

Minority Interest (Note 1)                                                    -        875,795
                                                                   ------------- --------------

PARTNERS' CAPITAL:
 General Partners (2,105 and 2,712 Units)                               233,900        298,960
 Limited Partners (189,440 and 239,624 Units)                        21,071,380     26,399,891
                                                                   ------------- --------------

            Total partners' capital                                  21,305,280     26,698,851
                                                                   ------------- --------------

                TOTAL                                               $21,489,981   $ 28,013,268
                                                                   ============= ==============

NET ASSET VALUE PER UNIT (Note 6)

See notes to consolidated financial statements.

ML PRINCIPAL PROTECTION L.P.
(A Delaware Limited Partnership)
 ------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------

                                                                   2001              2000               1999
                                                                -----------     -------------    --------------
REVENUES

Trading profit (loss):
    Realized                                                     $       -       $  (610,248)      $ 1,318,041
    Change in unrealized                                                 -          (202,811)         (809,172)
                                                                -----------     -------------    --------------

        Total trading results                                            -          (813,059)          508,869

    Interest income (Note 3)                                       213,543         1,549,458         3,263,074
                                                                -----------     -------------    --------------

                Total revenues                                     213,543           736,399         3,771,943
                                                                -----------     -------------    --------------

EXPENSES

Brokerage commissions (Note 3)                                           -         1,398,269         3,969,972
Profit Shares (Note 5)                                                   -            19,158           265,734
Administrative fees (Note 3)                                             -            53,971           159,099
                                                                -----------     -------------    --------------

                Total expenses                                           -         1,471,398         4,394,805
                                                                -----------     -------------    --------------

INCOME FROM INVESTMENT IN MM LLC (Note 9)                          478,957         1,876,745                 -
                                                                -----------     -------------    --------------

INCOME (LOSS) BEFORE MINORITY INTEREST                             692,500         1,141,746          (622,862)

Minority interest (income) loss                                          -           (48,173)           14,666
                                                                -----------     -------------    --------------

NET INCOME (LOSS)                                                $ 692,500       $ 1,093,573       $  (608,196)
                                                                ===========     =============    ==============

NET INCOME (LOSS) PER UNIT:

     Weighted average number of General Partner
     and Limited Partner Units outstanding (Note 7)                214,642           312,054           578,758
                                                                ===========     =============    ==============

     Net income (loss) per weighted average General Partner      $    3.23       $      3.50       $     (1.05)
     and Limited Partner Unit
                                                                ===========     =============    ==============


See notes to consolidated financial statements.

ML PRINCIPAL PROTECTION L.P.
(A Delaware Limited Partnership)
 ------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------

                                                                      GENERAL             LIMITED
                                                 UNITS                PARTNER             PARTNERS             TOTAL
                                          --------------------    ---------------    ------------------  ------------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1998                                   724,439       $    735,280       $    78,371,558     $    79,106,838

Subscriptions                                          15,736            312,428             1,261,172           1,573,600

Net loss                                                    -             (6,322)             (601,874)           (608,196)

Distributions                                               -            (17,824)             (964,393)           (982,217)

Redemptions                                          (349,434)                 -           (37,407,257)        (37,407,257)
                                          --------------------    ---------------    ------------------  ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1999                                   390,741          1,023,562            40,659,206          41,682,768

Net income                                                  -             18,730             1,074,843           1,093,573

Distributions                                               -             (9,355)             (618,842)           (628,197)

Redemptions                                          (148,405)          (733,977)          (14,715,316)        (15,449,293)
                                          --------------------    ---------------    ------------------  ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2000                                   242,336            298,960            26,399,891          26,698,851

Net income                                                  -             11,088               681,412             692,500

Distributions                                               -             (5,849)             (448,788)           (454,637)

Redemptions                                           (50,791)           (70,299)           (5,561,135)         (5,631,434)
                                          --------------------    ---------------    ------------------  ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2001                                   191,545       $    233,900       $    21,071,380     $    21,305,280
                                          ====================    ===============    ==================  ==================


See notes to consolidated financial statements.

ML PRINCIPAL PROTECTION L.P.
(A Delaware Limited Partnership)
 ------------------------------

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2001
-------------------------------------------------------------------------------
The following per unit data and ratios have been derived from information provided in the financial statements.

                                          SERIES A  SERIES B  SERIES C  SERIES D  SERIES E  SERIES F  SERIES G  SERIES H
                                          --------  --------  --------  --------  --------  --------  --------  --------
Increase (Decrease) in Net Asset Value

PER UNIT OPERATING PERFORMANCE:
------------------------------------
Net asset value, beginning of period       $113.23   $111.96   $107.87   $107.16   $108.67   $107.43   $106.12   $104.40

Realized trading profit                      12.22      8.11      6.68      7.64     10.29      7.46      7.80      8.02
Change in unrealized                         (5.88)    (3.65)    (2.97)    (3.46)    (4.61)    (3.36)    (3.47)   (3.55)
Interest income                               3.99      3.84      3.75      3.75      3.83      3.68      3.68      3.65
Expenses                                     (7.55)    (4.96)    (4.05)    (4.64)    (6.29)    (4.55)    (4.72)    (4.86)
                                          ------------------------------------------------------------------------------
Net increase in net assets from
 operations                                 116.01    115.30    111.28    110.45    111.89    110.66    109.41    107.66
Cash distribution                            (3.50)    (3.50)    (3.50)    (3.50)    (3.50)    (3.50)    (3.50)    (3.50)
                                          ------------------------------------------------------------------------------
Net asset value, end of the period         $112.51   $111.80   $107.78   $106.95   $108.39   $107.16   $105.91   $104.16
                                          ==============================================================================
Total investment return, compounded
 monthly                                      2.43%     3.09%     3.17%     3.10%     2.95%     3.11%     3.09%    3.16%
                                          ==============================================================================

RATIOS TO AVERAGE NET ASSETS:
------------------------------------
Expenses                                      6.57%     4.47%     3.77%     4.33%     5.75%     4.34%     4.50%     4.64%
                                          ==============================================================================
Net income                                    2.54%     3.03%     3.20%     3.11%     3.06%     3.21%     3.21%     3.13%
                                          ==============================================================================

                                          SERIES K  SERIES L  SERIES M  SERIES N  SERIES O  SERIES P  SERIES Q  SERIES R SERIES S
                                          --------  --------  --------  --------  --------  --------  --------  -------- ---------
Increase (Decrease) in Net Asset Value

PER UNIT OPERATING PERFORMANCE:
------------------------------------
Net asset value, beginning of period       $114.12   $111.23   $112.79   $108.74   $109.07   $111.28   $102.89   $103.93   $104.76

Realized trading profit                      17.27     16.83     17.07     16.45     16.50     16.83     15.56     15.72     15.84
Change in unrealized                         (7.77)    (7.58)    (7.68)    (7.41)    (7.43)    (7.58)    (7.01)    (7.08)    (7.13)
Interest income                               4.02      3.92      3.97      3.83      3.84      3.92      3.62      3.66      3.69
Expenses                                    (10.55)   (10.28)   (10.42)   (10.02)   (10.07)   (10.30)    (9.53)    (9.66)    (9.75)
                                          ----------------------------------------------------------------------------------------
Net asset value, end of the period         $117.09   $114.12   $115.73   $111.59   $111.91   $114.15   $105.53   $106.57   $107.41
                                          ========================================================================================
Total investment return, compounded
 monthly                                      2.60%     2.60%     2.60%     2.62%     2.60%     2.58%     2.56%     2.54%     2.54%
                                          ========================================================================================

RATIOS TO AVERAGE NET ASSETS:
------------------------------------
Expenses                                      9.04%     9.05%     9.02%     9.09%     9.71%     9.04%     9.17%     9.16%     9.65%
                                          ========================================================================================
Net income                                    2.55%     2.52%     2.55%     2.71%     4.83%     2.52%     2.96%     2.55%     4.09%
                                          ========================================================================================

See notes to consolidated financial statements

ML PRINCIPAL PROTECTION L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     ML Principal Protection L.P (the "Partnership") was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on January 3, 1994 and commenced trading activities on October 12, 1994. The Partnership engages (currently, through a limited liability company (see below), in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. MLIM Alternative Strategies LLC ("MLIM AS LLC"), formerly Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM") which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), the successor to Merrill Lynch Futures Inc. ("MLF") by merger, is the Partnership's commodity broker. All of the Partnership's assets are held in accounts maintained at MLPF&S. MLIM AS LLC intends to maintain a general partner's interest of at least 1% of the total capital in each series of units. MLIM AS LLC and the Limited Partners share in the profits and losses of the Partnership in proportion to the respective interests in the Partnership.

     Effective May 31, 2001, MLIP converted to a Delaware limited liability company and changed its name. Effective August 14, 2001, Merrill Lynch Group, Inc. contributed all of the issued and outstanding shares of MLIM AS LLC to its affiliate MLIM in a tax-free reorganization. All of the officers of MLIP at the time continued with their former roles with MLIM AS LLC. The changes had no impact on the Partnership's investors. Effective November 2, 2001, MLF merged into its affiliate, MLPF&S, a wholly owned subsidiary of Merrill Lynch. MLPF&S became the successor party to the agreements between MLF and the Partnership. The terms of the agreements remained unchanged and the merger had no effect on the terms on which the Partnership's transactions were executed.

     Many of the multi-advisor funds (the "Multi-Advisor Funds") sponsored by MLIM AS LLC allocate their assets to a number of the same independent advisors (the "Advisors"). MLIM AS LLC consolidated the trading accounts of nine of its Multi-Advisor Funds as of June 1, 1998. The consolidation was achieved by having these Multi-Advisor Funds close their existing trading accounts and invest in a limited liability company, ML Multi-Manager Portfolio LLC ("MM LLC"), a Delaware limited liability company, which opened a single account with each Advisor selected. On September 1, 2000, the Partnership joined MM LLC in a similar manner along with another Multi-Advisor Fund sponsored by MLIM AS LLC. MM LLC is managed by MLIM AS LLC, has no investors other than the Multi-Advisor Funds and serves solely as the vehicle through which the assets of such Multi-Advisor Funds are combined in order to be managed through single rather than multiple accounts. The placement of assets into MM LLC did not change the operations or fee structure of the Partnership; therefore, the following notes also relate to the operation of the Partnership through its investment in MM LLC. The administrative authority over the Partnership remains with MLIM AS LLC. MLIM AS LLC, on an ongoing basis, may change the number of Multi-Advisor Funds investing in MM LLC. As of December 31, 2001 and
     2000, the Partnership's percentage ownership share of MM LLC was 8.61% and 8.05%, respectively.

     MLIM AS LLC selects the Advisors to manage MM LLC's assets, and allocates and reallocates such trading assets among existing, replacement and additional Advisors.

     Prior to January 1, 2001 the Partnership executed all its speculative trading through ML Principal Protection Trading L.P. (the "Trading Partnership"), of which the Partnership was the sole limited partner. On January 1, 2001, the Trading Partnership was dissolved. MLIM AS LLC redeemed its entire investment and the Partnership immediately invested its redemption proceeds directly into MM LLC, giving the Partnership a direct investment in MM LLC rather than through the Trading Partnership. This action did not effect the operation of the Partnership or MM LLC and was done at no cost to the investors.

     The consolidated financial statements include the accounts of the Trading Partnership. All related transactions and intercompany balances between the Partnership and the Trading Partnership were eliminated in consolidation.

     The ownership by MLIM AS LLC in the Trading Partnership represented a minority interest when the financial results of the Trading Partnership were consolidated into those of the Partnership. MLIM AS LLC's share of the Trading Partnership's profits and losses was deducted from the Consolidated Statements of Operations, and MLIM AS LLC's interest in the Trading Partnership reduced partners' capital on the Consolidated Statements of Financial Condition and the Consolidated Statements of Changes in Partners' Capital.

     The Partnership may issue different series of units of limited partnership interest ("Units") generally as of the beginning of each calendar quarter. Each series has its own Net Asset Value per Unit. For series issued on or prior to May 1, 1997, each series may allocate different percentages of their total capital to trading. For series issued after May 1, 1997, all such series must allocate the same percentage of their total capital to trading. All series, regardless of when issued, trade through MM LLC, under the direction of the same combination of independent advisors
     (the "Advisors"), chosen from time to time by MLIM AS LLC to manage the trading.

     MLIM AS LLC determines what percentage of the Partnership's total capital attributable to each series of units to allocate to trading by investing in MM LLC, attempting to balance the desirability of reducing the opportunity costs of the Partnership's "principal protection" structure against the necessity of preventing Merrill Lynch from being required to make any payments to the Partnership under the Merrill Lynch guarantee (see Note 8), and subject to the requirement that all series issued after May 1, 1997 must allocate the same percentage of their capital to trading, through MM LLC.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in Net unrealized profit (loss) on open contracts in the

     Statements of Financial Condition (of MM LLC subsequent to
     September 1, 2000) at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.

     Prior to September 1, 2000, the change in unrealized profit (loss) on open contracts and Government Securities, as defined below, from one period to the next is reflected under Trading profit (loss): Change in unrealized in the Consolidated Statements of Operations. Subsequent to September 1, 2000, the change in unrealized profit (loss) on open contracts is reflected in the financial statements of MM LLC in the same manner. See Note 9 for discussion of revenue recognition for the Partnership's investment in MM LLC.

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Consolidated Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

     GOVERNMENT SECURITIES AND COMMERCIAL PAPER

     Prior to May 26, 2000, the Partnership invested a portion of its assets in obligations of the U.S. Treasury and certain other U.S. government agencies ("Government Securities") under the direction of MLIM within the parameters established by MLIM AS LLC for which MLIM accepted no responsibility. These investments were carried at fair value. On May 26, 2000 the Government Securities were liquidated and Commercial Paper was purchased. These holdings generally have maturities of 30, 60 or 90 days and are held to maturity. The investments in Commercial Paper are directed by MLIM AS
     LLC. As of December 31, 2001, the Partnership held no Commercial Paper.

     OPERATING EXPENSES AND SELLING COMMISSIONS

     MLIM AS LLC pays all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership and the Trading Partnership, including the cost of the ongoing offering of the Units. MLIM AS LLC receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership (through
     MM LLC, as of September 1, 2000) (See Note 3).

     No selling commissions have been or are paid directly by Limited Partners. All selling commissions are paid by MLIM AS LLC.

     INCOME TAXES

     No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's consolidated income and expenses as reported for income tax purposes.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice. Units redeemed on or prior to the end of the twelfth full month after such Units were issued are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. Units redeemed after the twelfth month but on or before the end of the eighteenth month after such Units were issued are subject to a redemption charge of 1.5%. Units redeemed after the eighteenth month but on or before the end of the twenty-fourth month after such Units were issued are subject to a 1% redemption charge. Redemption charges are deducted from redemption proceeds and paid to MLIM AS LLC.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2024 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   CONDENSED SCHEDULE OF INVESTMENTS

     In March 2001, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position ("SOP") 01-1, "Amendment to Scope of Statement of Position 95-2,
     Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools" effective for fiscal years ending after December 15, 2001. Accordingly, commodity pools are now required to include a condensed schedule of investments identifying those investments, which constitute more than 5% of net assets, taking long and short positions into account separately.

     The Partnership's investments, through MM LLC, defined as Net unrealized profit on open contracts on the Statement of Financial Condition of MM LLC, as of December 31, 2001 are as follows.

                                     LONG POSTIONS                SHORT POSITIONS
                                     -------------                ---------------          NET UNREALIZED
                              UNREALIZED      PERCENT OF     UNREALIZED      PERCENT OF    PROFIT (LOSS) ON    PERCENT OF
COMMODITY INDUSTRY SECTOR    PROFIT (LOSS)    NET ASSETS    PROFIT (LOSS)    NET ASSETS     OPEN POSITIONS     NET ASSETS
-------------------------    ------------    ------------   ------------    ------------    --------------    ------------
Agriculture                  $    (98,523)         -0.05%   $    278,886            0.14%   $    180,363            0.09%
Currencies                       (518,547)         -0.26%      3,164,842            1.57%      2,646,295            1.31%
Energy                             (8,555)          0.00%       (109,665)          -0.05%       (118,220)          -0.06%
Interest rates                   (310,862)         -0.15%        159,725            0.08%       (151,137)          -0.08%
Metals                           (227,476)         -0.11%       (421,110)          -0.21%       (648,586)          -0.32%
Stock indices                     151,168           0.08%         17,656            0.01%        168,824            0.08%
                             ------------                   ------------                    ------------

Total                        $ (1,012,795)         -0.50%   $  3,090,334            1.53%   $  2,077,539            1.03%
                             ============                   ============                    ============

3.   RELATED PARTY TRANSACTIONS

     Prior to May 26, 2000, MLIM managed a substantial portion of the Partnership's available U.S. dollar assets, pursuant to guidelines established by MLIM AS LLC for which MLIM assumed no responsibility, in the Government Securities markets. MLPF&S paid MLIM annual management fees of .20 of 1% on the first $25 million of certain assets of MLIM AS LLC sponsored funds ("Capital"), including the Partnership's assets managed by MLIM, .15 of 1% on the next $25 million of Capital, .125 of 1% on the next $50 million, and .10 of 1% on Capital in excess of $100 million. Such fees were paid quarterly in arrears and were calculated on the basis of the average daily capital managed by MLIM. On May 26, 2000, the Government Securities were liquidated and the management agreement with MLIM was terminated. Commercial Paper was then purchased. MLPF&S acts as custodian for the cash assets utilized in the Commercial Paper Program.

     The Partnership's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefits, in excess of the interest, which Merrill Lynch pays to the Partnership, from possession of such assets. The Partnership's U.S. dollar assets invested in MM LLC are also maintained at MLPF&S. MLPF&S credits MM LLC with interest in the same manner. The Partnership indirectly receives this interest through its investment in MM LLC.

     Merrill Lynch charges the Partnership directly, and after September 1, 2000 through MM LLC, Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

     The Partnership pays brokerage commissions to MLPF&S in respect of each series of Units at a flat monthly rate of .625 of 1% (a 7.50% annual rate) of such series' month-end assets invested in MM LLC, or the Trading Partnership prior to September 1, 2000. The Partnership also pays MLIM AS LLC a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of such series' total month-end assets invested in MM LLC on the Trading Partnership prior to September 1, 2000. Assets committed to trading and total assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLIM AS LLC estimates that the round-turn equivalent commission rates charged to the Trading Partnership during the years ended December 31, 2000 (prior to its investment in MM LLC) and 1999, are approximately $101 and $127, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis). The estimated aggregate round-turn commission rates for MM LLC for the years ended December 31, 2001 and 2000 were $64 and $82.

     MLPF&S pays the Advisors annual Consulting Fees ranging up to 2% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions accrued with respect to such assets.

4.   ANNUAL DISTRIBUTIONS

     The Partnership makes annual fixed-rate distributions, payable irrespective of profitability, of $3.50 per Unit on Units issued on or prior to May 1, 1997. The Partnership may also pay discretionary distributions on such series of Units of up to 50% of any Distributable New Appreciation, as defined on such Units. No distributions are payable on Units issued after May 1, 1997. For the years ended December 31, 2001, 2000 and 1999, the Partnership made the following distributions:

          SERIES         DISTRIBUTION       FIXED-RATE    DISCRETIONARY
                             DATE          DISTRIBUTION    DISTRIBUTION
       -------------- ---------------------------------------------------
  2001
-------
         Series A             10/1/2001           $ 3.50           $   -
         Series B              1/1/2001             3.50               -
         Series C              4/1/2001             3.50               -
         Series D              7/1/2001             3.50               -
         Series E             10/1/2001             3.50               -
         Series F              1/1/2001             3.50               -
         Series G              4/1/2001             3.50               -
         Series H              7/1/2001             3.50               -

          SERIES         DISTRIBUTION       FIXED-RATE    DISCRETIONARY
                             DATE          DISTRIBUTION    DISTRIBUTION
       -------------- ---------------------------------------------------
  2000
-------
          Series A            10/1/2000           $ 3.50           $   -
         Series B              1/1/2000             3.50               -
         Series C              4/1/2000             3.50               -
         Series D              7/1/2000             3.50               -
         Series E             10/1/2000             3.50               -
         Series F              1/1/2000             3.50               -
         Series G              4/1/2000             3.50               -
         Series H              7/1/2000             3.50               -

  1999
-------
          Series A            10/1/1999           $ 3.50           $   -
         Series B              1/1/1999             3.50               -
         Series C              4/1/1999             3.50               -
         Series D              7/1/1999             3.50            1.00
         Series E             10/1/1999             3.50               -
         Series F              1/1/1999             3.50               -
         Series G              4/1/1999             3.50               -
         Series H              7/1/1999             3.50            1.00

5.   ADVISORY AGREEMENTS

     MM LLC, the Trading Partnership prior to September 1, 2000, and the Advisors have each entered into Advisory Agreements. These Advisory Agreements generally renew annually after they are entered into, subject to certain rights exercisable by the Partnership. The Advisors determine the commodity futures, options on futures, forwards and option on forward contract trades to be made on behalf of their respective MM LLC accounts, subject to certain rights reserved by MLIM AS LLC.

     Profit Shares, generally ranging from 20% to 23% of any New Trading Profit, as defined, recognized by each Advisor individually, irrespective of the overall performance of any series, either as of the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, including unit redemptions, are paid by MM LLC (and prior to September 1, 2000, directly by the Partnership) to the appropriate
     Advisors to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

6.   NET ASSET VALUE PER UNIT

     At December 31, 2001, the Net Asset Values of the different series of Units were as follows:

                                                            NUMBER           NET ASSET VALUE
                                  NET ASSET VALUE         OF UNITS             PER UNIT
                              --------------------------------------------------------------
Series A Units                     $ 5,306,952          47,168.0000                $ 112.51
Series B Units                         463,202           4,143.0000                  111.80
Series C Units                         824,171           7,647.0000                  107.78
Series D Units                       2,511,793          23,486.0000                  106.95
Series E Units                       1,596,682          14,730.6800                  108.39
Series F Units                         931,116           8,689.3400                  107.16
Series G Units                         718,712           6,786.0300                  105.91
Series H Units                         779,108           7,479.9150                  104.16
Series K Units                       2,909,351          24,847.0000                  117.09
Series L Units                       1,392,555          12,202.0300                  114.12
Series M Units                       1,975,029          17,065.9607                  115.73
Series N Units                         230,060           2,061.6778                  111.59
Series O Units                         610,319           5,453.7419                  111.91
Series P Units                         231,271           2,026.0000                  114.15
Series Q Units                         244,155           2,313.6908                  105.53
Series R Units                         512,598           4,810.0000                  106.57
Series S Units                          68,206             635.0000                  107.41
                              -----------------     ----------------
                                  $ 21,305,280         191,545.0662
                              =================     ================

     At December 31, 2000 the Net Asset Values of the different series of Units were as follows:

                                                            NUMBER           NET ASSET VALUE
                                  NET ASSET VALUE         OF UNITS             PER UNIT
                              --------------------------------------------------------------
Series A Units                     $ 6,185,441          54,627.0000                $ 113.23
Series B Units                         487,797           4,357.0000                  111.96
Series C Units                         863,478           8,005.0000                  107.87
Series D Units                       2,795,253          26,084.0000                  107.16
Series E Units                       2,369,509          21,803.9800                  108.67
Series F Units                       1,348,280          12,550.5400                  107.43
Series G Units                         931,995           8,782.2800                  106.12
Series H Units                         844,370           8,087.9150                  104.40
Series K Units                       3,205,898          28,092.0000                  114.12
Series L Units                       1,619,734          14,562.0300                  111.23
Series M Units                       2,045,146          18,131.9607                  112.79
Series N Units                         296,095           2,722.9278                  108.74
Series O Units                       2,253,875          20,663.7419                  109.07
Series P Units                         225,563           2,027.0000                  111.28
Series Q Units                         508,459           4,941.6908                  102.89
Series R Units                         573,917           5,522.0000                  103.93
Series S Units                         144,041           1,375.0000                  104.76
                              -----------------     ----------------
                                  $ 26,698,851         242,336.0662
                              =================     ================

7.   WEIGHTED AVERAGE UNITS

     Weighted average number of Units outstanding was computed for purposes of disclosing consolidated net income per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 2001, 2000 and 1999 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed or issued based on the respective length of time each was outstanding during the year.

8.   MERRILL LYNCH & CO., INC. GUARANTEE

     Merrill Lynch has guaranteed to the Partnership that it will have sufficient Net Assets, as of the Principal Assurance Date for each series of Units, that the Net Asset Value per Unit will equal, after reduction for all liabilities to third parties and all distributions paid in respect of such Units, not less than $100. The Principal Assurance Date for Series A Units was September 30, 2001. The Principal Assurance Dates for subsequent Series generally occur at each succeeding quarter thereafter.

     The Principal Assurance Dates for Series A and Series B came to term on September 30, 2001 and December 31, 2001, respectively and were not renewed. The Series A and Series B Units remain outstanding, with 100% of its assets allocated to trading, without any "principal protection" feature.

9.   INVESTMENT IN MM LLC

     Effective September 1, 2000, the Partnership consolidated its trading accounts with those of certain other multi-advisor managed future funds sponsored by MLIM AS LLC. The Partnership is no longer trading through the Trading Partnership through managed accounts with each of its Advisors, but is investing in MM LLC. The consolidation was effected by having the Partnership close its existing individual trading accounts and invest in MM LLC, which maintains a single account with each Advisor selected. No additional fees or charges were incurred by the Partnership or any investor as a result of the consolidation. MLIM AS LLC absorbed all costs related to the consolidation.

     The investment in MM LLC is reflected in the financial statements at fair value based upon the Partnership's interest in MM LLC. Fair value of the investment in MM LLC is equal to the market value of the net assets of MM LLC allocable to the Partnership as an investor. The resulting difference between cost and fair value is reflected on the Statements of Operations as Income from investment in MM LLC.

     Total revenues and fees with respect to the Partnership's investment are set forth as follows:

                                   FOR THE YEAR ENDED       FOR THE YEAR ENDED
                                    DECEMBER 31, 2001        DECEMBER 31, 2000
                                   ------------------       ------------------
Realized trading profit (loss)            $ 2,827,944              $   998,652
Unrealized trading profit (loss)           (1,336,518)               1,284,861
Interest income                               634,137                  386,922

Brokerage commissions                       1,351,049                  525,140
Administrative fees                            45,035                   17,505
Profit shares                                 250,522                  251,045
                                         -------------           --------------

Income from investment in MM LLC          $   478,957              $ 1,876,745
                                         =============          ===============

     Condensed statements of financial condition and statements of operations for MM LLC are set forth as follows:

                        DECEMBER 31, 2001        DECEMBER 31, 2000
                       ----------------------    ---------------------
Assets                  $        207,788,190      $       252,995,756
                       ======================    =====================

Liabilities             $          6,324,407      $         5,383,789
Members' Capital                 201,463,783              247,611,967
                       ----------------------    ---------------------

Total                   $        207,788,190      $       252,995,756
                       ======================    =====================

                       FOR THE YEAR ENDED        FOR THE YEAR ENDED
                       DECEMBER 31, 2001         DECEMBER 31, 2000
                       ----------------------    ---------------------
Revenues                $         22,936,034      $        28,324,323

Expenses                          17,756,465               13,557,899
                       ----------------------    ---------------------

Net Income              $          5,179,569      $        14,766,424
                       ======================    =====================


10.  FAIR VALUE AND OFF-BALANCE SHEET RISK

     The nature of this Partnership has certain risks, which cannot be presented on the financial statements. The following summarizes some of those risks.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit (loss) on such derivative instruments as reflected in the Consolidated Statements of Financial Condition or, with respect to Partnership assets invested in MM LLC, the net unrealized profit (loss) as reflected in the Statements of Financial Condition of MM LLC. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership, and currently MM LLC, as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLIM AS LLC has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Partnership, or currently MM LLC, as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIM AS LLC does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIM AS LLC may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLIM AS LLC's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

     One important aspect of MLIM AS LLC's risk controls is its adjustments to the leverage at which each series of Units trades. By controlling the percentage of each series' assets allocated to trading, MLIM AS LLC can directly affect the market exposure of the Partnership. Leverage control is the principal means by which MLIM AS LLC hopes to be able to ensure that Merrill Lynch is never required to make any payments under its guarantee that the Net Asset Value per Unit of each series will equal no less than $100 as of the Principal Assurance Date for such series.

     CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included in the Consolidated Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

     The Partnership, through MM LLC, in its normal course of business, enters into various contracts with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables and payables are offset and reported as a net receivable or payable and are included in the financial statements of MM LLC in the Statements of Financial Condition under Equity in commodity futures trading accounts.

9.   SUBSEQUENT EVENTS

     On January 2, 2002, distributions were announced for Series B and Series F. Both the Series B Unitholders and the Series F Unitholders received a fixed-rate distribution of $3.50 per Unit. Such distributions totaled $44,913.

                               * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                               Michael L. Pungello
                             Chief Financial Officer
                         MLIM Alternative Strategies LLC
                               General Partner of
                          ML Principal Protection L.P.

                             ML MULTI-MANAGER PORTFOLIO LLC
                             (A DELAWARE LIMITED LIABILITY COMPANY)


                             Financial Statements for the years ended
                             December 31, 2001 and 2000
                             and Independent Auditors' Report











[MERRILL LYNCH LOGO]

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)


TABLE OF CONTENTS

                                                  Page
                                                  ----

INDEPENDENT AUDITORS' REPORT                         1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2001 AND 2000:

  Statements of Financial Condition                  2

  Statements of Income                               3

  Statements of Changes in Members' Capital          4

  Notes to Financial Statements                     5-9

INDEPENDENT AUDITORS' REPORT




To the Members of
  ML Multi-Manager Portfolio LLC:

We have audited the accompanying statements of financial condition of ML Multi-Manager Portfolio LLC (the "Company") as of December 31, 2001 and 2000 and the related statements of income and of changes in members' capital for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Multi-Manager Portfolio LLC as of December 31, 2001 and 2000, and the results of its operations and changes in its members' capital for the years then ended in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


New York, New York
February 5, 2002

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

ASSETS
                                                                        2001            2000
                                                                  ---------------  ---------------
Equity in commodity futures trading accounts:
    Cash and option premiums                                       $ 205,396,650    $ 139,346,615
    Net unrealized profit on open contracts (Note 2)                   2,077,539       13,995,141
Cash                                                                           -        2,835,198
Commercial Paper (Cost $95,200,766)                                            -       95,200,766
Accrued interest (Note 4)                                                314,001        1,618,036
                                                                  ---------------  ---------------

                TOTAL                                              $ 207,788,190    $ 252,995,756
                                                                  ===============  ===============

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:

    Brokerage commissions payable (Note 4)                             $ 967,361      $ 1,265,023
    Profit Shares payable (Note 5)                                       685,683        3,036,430
    Administrative fees payable (Note 4)                                  32,650           41,341
    Due to Invested Funds                                              4,638,713        1,040,995
                                                                  ---------------  ---------------

            Total liabilities                                          6,324,407        5,383,789
                                                                  ---------------  ---------------

MEMBERS' CAPITAL:

    Voting Members                                                   201,463,783      247,611,967
                                                                  ---------------  ---------------

            Total Members' capital                                   201,463,783      247,611,967
                                                                  ---------------  ---------------

                TOTAL                                              $ 207,788,190    $ 252,995,756
                                                                  ===============  ===============


See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                2001              2000
                                                           --------------     -------------
REVENUES
Trading profit:
    Realized                                                $ 26,679,581       $ 8,646,046
    Change in unrealized                                     (11,977,991)       11,538,356
                                                           --------------     -------------

        Total trading results                                 14,701,590        20,184,402

Interest income (Note 1 & Note 4)                              8,234,444         8,139,921
                                                           --------------     -------------

        Total revenues                                        22,936,034        28,324,323
                                                           --------------     -------------

EXPENSES

Brokerage commissions (Note 4)                                14,316,819        10,015,693
Profit Shares (Note 5)                                         2,968,452         3,201,454
Administrative fees (Note 4)                                     471,194           340,752
                                                           --------------     -------------

        Total expenses                                        17,756,465        13,557,899
                                                           --------------     -------------

NET INCOME                                                  $  5,179,569       $14,766,424
                                                           ==============     =============


See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

                                        VOTING MEMBERS
                                        --------------
MEMBERS' CAPITAL,
  DECEMBER 31, 1999                      $ 97,995,285

Additions                                 175,347,578

Net income                                 14,766,424

Withdrawals                               (40,497,320)
                                        --------------

MEMBERS' CAPITAL,
  DECEMBER 31, 2000                       247,611,967

Additions                                   1,788,034

Net income                                  5,179,569

Withdrawals                               (53,115,787)
                                        --------------

MEMBERS' CAPITAL,
  DECEMBER 31, 2001                      $201,463,783
                                        ==============

See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION

      ML Multi-Manager Portfolio LLC (the "Company") was organized under the Delaware Limited Liability Company Act on May 11, 1998 and commenced trading activities on June 1, 1998. The Company engages in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. MLIM Alternative Strategies LLC ("MLIM AS LLC"), formerly Merrill Lynch Investment Partners Inc.
      ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM") which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), has been delegated administrative authority over the Company. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), the successor to Merrill Lynch Futures Inc. ("MLF") by merger, is the Company's commodity broker. The Company has one class of Membership Interests, Voting Interests. Voting Interests are held by multi-advisor funds managed by MLIM AS LLC ("Members"). The Members control all business activities and affairs of the Company by agreement of the majority interest of the Members, subject to the discretionary trading authority vested in and delegated to the independent trading advisors (the "Advisors") and the administrative authority vested in and delegated to MLIM AS LLC. Each Member is a "commodity pool" sponsored and controlled by MLIM AS LLC and shares in the Trading results of the Company in proportion to their respective capital accounts.

      Effective May 31, 2001, MLIP converted to a Delaware limited liability company and changed its name. Effective August 14, 2001, Merrill Lynch Group, Inc. contributed all of the issued and outstanding shares of MLIM AS LLC to its affiliate MLIM in a tax-free reorganization. All of the officers of MLIP at the time continued with their former roles with MLIM AS LLC. The changes had no impact on the Company's investors. Effective November 2, 2001, MLF merged into its affiliate, MLPF&S, a wholly owned subsidiary of Merrill Lynch. MLPF&S became the successor party to the agreements between MLF and the Company. The terms of the agreements remained unchanged and the merger had no effect on the terms on which the Company's transactions were executed.

      MLIM AS LLC selects independent advisors to manage the Company's assets, and allocates and reallocates the Company's assets among existing, replacement and additional Advisors.

      ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      CASH MANAGEMENT

      As of June 2000, the Company began an Income Enhancement Program, whereas, a portion of its assets could be invested in Commercial Paper. This was done to improve the yield on the cash assets not required for margin for trading purposes. These holdings generally have maturities of 30, 60, or 90 days and are held to maturity. As of December 31, 2001, the Income Enhancement Program is inactive.

      One Member may invest assets that are not allocated to any Advisor directly into the Income Enhancement Program. This member would receive a priority allocation of interest income earned on these assets before the allocation of interest income in proportion to those Members whose assets are allocated for trading purposes.

      REVENUE RECOGNITION

      Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The Change in unrealized profit on open contracts from one period to the next is reflected in Change in unrealized under Trading profit in the Statements of Income.


      FOREIGN CURRENCY TRANSACTIONS

      The Company's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

      INCOME TAXES

      No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes.

      DISTRIBUTIONS

      The Members are entitled to receive any distributions which may be made by the Company in proportion to their respective capital accounts. No such distributions have been declared for the years ended December 31, 2001 or 2000.

      WITHDRAWALS

      Each Member may withdraw some or all of such Members' capital at the Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.


      DISSOLUTION OF THE COMPANY

      The Company will terminate on December 31, 2028 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement.

2.    CONDENSED SCHEDULE OF INVESTMENTS

      In March 2001, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position ("SOP") 01-1, "Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools" effective for fiscal years ending after December 15, 2001. Accordingly, commodity pools are now required to include a condensed schedule of investments identifying those investments, which constitute more than 5% of net assets, taking long and short positions into account separately.

      The Company's investments, defined as Net unrealized profit on open contracts on the Statement of Financial Condition, as of December 31, 2001 is as follows.


                                     LONG POSTIONS                SHORT POSITIONS
                                     -------------                ---------------          NET UNREALIZED
                              UNREALIZED      PERCENT OF     UNREALIZED      PERCENT OF    PROFIT (LOSS) ON    PERCENT OF
COMMODITY INDUSTRY SECTOR    PROFIT (LOSS)    NET ASSETS    PROFIT (LOSS)    NET ASSETS     OPEN POSITIONS     NET ASSETS
-------------------------    ------------    ------------   ------------    ------------    --------------    ------------
Agriculture                  $    (98,523)         -0.05%   $   278,886            0.14%   $     180,363            0.09%
Currencies                       (518,547)         -0.26%     3,164,842            1.57%       2,646,295            1.31%
Energy                             (8,555)          0.00%      (109,665)          -0.05%        (118,220)          -0.06%
Interest rates                   (310,862)         -0.15%       159,725            0.08%        (151,137)          -0.08%
Metals                           (227,476)         -0.11%      (421,110)          -0.21%        (648,586)          -0.32%
Stock indices                     151,168           0.08%        17,656            0.01%         168,824            0.08%
                             ------------                   ------------                    ------------

Total                        $ (1,012,795)         -0.50%   $  3,090,334           1.53%   $  2,077,539             1.03%
                             ============                   ============                    ============

3.    FINANCIAL DATA HIGHLIGHTS

      The following ratios have been derived from information provided in the financial statements for the year ended December 31, 2001.

      Total investment return, compounded monthly               2.12%
                                                          ===========

      RATIO TO AVERAGE NET ASSETS:
      ---------------------------
      Expenses                                                  7.91%
                                                          ===========

      Net income                                                2.31%
                                                          ===========

4.    RELATED PARTY TRANSACTIONS

      Currently, all of the Company's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest, which Merrill Lynch pays to the Company from the possession of such assets.

      Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S.
      dollar-denominated positions.

      As of June 2000, the Company can invest in Commercial Paper. MLPF&S acts as custodian for these assets. As of December 31, 2001, no Commercial Paper was held.

      Following the allocation of the Company's trading profit and interest income among the Members' Capital Accounts, MLIM AS LLC calculates the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties, relating to the Company's trading on behalf of the Members. Such brokerage commissions, fees and expenses are specifically allocated to each Member as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLPF&S at a flat monthly rate reflecting the fee arrangement between each Member and MLPF&S. For the years ended December 31, 2001 and 2000, the monthly rates for Members ranged from .291 of 1% (a 3.50% annual rate) to .729 of 1% (an 8.75% annual rate) of each Member's month-end assets invested in the Company.

      The Company pays MLIM AS LLC a monthly administrative fee ranging from .021 of 1% (a 0.25% annual rate) to .083 of 1% (a 1.00% annual rate) of each Member's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

      MLPF&S pays the Advisors annual Consulting Fees of up to 2% of the Company's average month-end assets allocated to them for management after reduction for a portion of the brokerage commissions.

5.    ADVISORY AGREEMENTS

      Pursuant to the Advisory Agreements among the Advisors, the Company and MLIM AS LLC, the Advisors determine the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of the Company, subject to certain rights reserved by MLIM AS LLC. The Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Company.

      The Company pays, from the Capital Account of each Member, to the Advisors quarterly or annual Profit Shares generally ranging from 20% to 23% of any New Trading Profit, as defined, recognized by each Advisor, attributable to each Member's Capital Account, considered individually irrespective of the overall performance of such Member's Capital Account. Profit
      Shares, which are calculated separately in respect of each Member's Capital Account, are determined as of the end of each calendar quarter or year and are also paid to each Advisor upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses and upon the reallocation of assets away from an Advisor.

6.    FAIR VALUE AND OFF-BALANCE SHEET RISK

      The nature of this Company has certain risks, which cannot be presented in the financial statements. The following summarizes some of those risks.

      MARKET RISK

      Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

      MLIM AS LLC has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Company as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIM AS LLC does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIM AS LLC may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLIM AS LLC's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

      CREDIT RISK

      The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

      The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Statements of Financial Condition. The Company attempts to mitigate this risk by dealing almost exclusively with Merrill Lynch entities as clearing brokers.

      The Company, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in the Equity in commodity futures trading accounts in the Statements of Financial Condition.








                                 * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                               Michael L. Pungello
                             Chief Financial Officer
                         MLIM Alternative Strategies LLC
                           Commodity Pool Operator of
                         ML Multi-Manager Portfolio LLC